                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement           / / Confidential,
                                              for Use of the Commission Only
/X/ Definitive Proxy Statement                (as permitted by Rule 14a-6(e)(2))

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Penn Virginia Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                          Penn Virginia Corporation
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total Fee Paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing party:

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     (4) Date filed:

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---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                           PENN VIRGINIA CORPORATION
                          ONE RADNOR CORPORATE CENTER
                                   SUITE 200
                              100 MATSONFORD ROAD
                           RADNOR, PENNSYLVANIA 19087

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 1996

     You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the "Company") which will be held at the Company's corporate office, One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania, Tuesday, May 7, 1996, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

     1. To elect a board of eight directors to serve until the next Annual Meeting of Shareholders, or until their successors are elected and qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 8, 1996 will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A complete list of shareholders so entitled to vote will be available at the Company's corporate office in Radnor, Pennsylvania during regular business hours for a period of ten calendar days prior to the Annual Meeting.

     All shareholders, regardless of whether they expect to attend the meeting in person, are requested to vote, date, sign and promptly return the enclosed proxy in the accompanying envelope. The person executing the proxy may revoke it by filing with the Secretary of the Company a duly executed proxy bearing a later date or by electing to vote in person at the Annual Meeting.

     This Notice, the accompanying Proxy Statement, and the enclosed Proxy are sent to you by order of the Board of Directors of the Company.

                                          BEVERLY COLE MCGUIRE
                                          Corporate Secretary

Radnor, Pennsylvania
March 22, 1996

                           PENN VIRGINIA CORPORATION
                          ONE RADNOR CORPORATE CENTER
                                   SUITE 200
                              100 MATSONFORD ROAD
                           RADNOR, PENNSYLVANIA 19087

                                                                  March 22, 1996

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of Penn Virginia Corporation (the "Company") for use at the Annual Meeting of Shareholders on May 7, 1996. The expense of this solicitation will be paid by the Company. Some officers and employees may solicit proxies personally and by telephone without specific compensation therefor. Three officers of the Company have been designated as the proxies to vote shares at the Annual Meeting in accordance with the instructions on the proxy card enclosed with this Proxy Statement. Each proxy submitted will be voted as directed, but if no specific instructions are given with respect to the matters to be voted upon, the shares represented by each signed proxy will be voted FOR the election of each of the nominees to the Company's Board of Directors. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incidental to the conduct of the Annual Meeting.

     Each shareholder has the right to revoke a proxy at any time before it is voted by filing with the Secretary of the Company a written revocation before the proxy is voted or by submitting to the Company before the taking of the vote a duly executed proxy bearing a later date or by voting the shares subject to such proxy by written ballot at the Annual Meeting. Any shareholder may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

     Shareholders of record at the close of business on March 8, 1996 will be entitled to vote at the meeting. On that date there were outstanding and entitled to vote (one vote per share) 4,262,240 shares of common stock, par value $6.25 per share, not including 175,277 shares held by the Company in its treasury. The presence, in person or by proxy, of shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business. Management does not expect any matters other than the election of directors to be presented for action at the Annual Meeting.

                             ELECTION OF DIRECTORS

     On February 6, 1996, the Board of Directors amended the Company's bylaws to increase the number of directors from seven to eight and elected A. James Dearlove, President and Chief Operating Officer of the Company, to serve as a director. Messrs. Albrecht and Gaul, who are the current Board representatives of the Penn Virginia shareholder, Interkohle Beteiligungsgesellschaft mbH ("Interkohle"), are not standing for re-election. Interkohle designated Messrs. Oppenborn and Teyssen as nominees for director pursuant to the terms of the agreement between Interkohle and the Company.

     Eight directors are to be elected at the Annual Meeting and will serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. Under Virginia law, directors are elected by a plurality of the votes cast in person or by proxy by the shareholders entitled to vote at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote. The nominees for election as directors are identified in the following table. Although all nominees currently intend to serve on the Board, if any nominee should decline or be unable to serve, the Board will designate a substitute nominee. The Company has no reason to believe that any nominee will decline or be unable to serve.

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE EIGHT NOMINEES.

             NOMINEES FOR DIRECTOR, AGE, POSITION WITH THE COMPANY,
                  BUSINESS EXPERIENCE DURING PAST FIVE YEARS,
                            AND OTHER DIRECTORSHIPS
--------------------------------------------------------------------------------

LENNOX K. BLACK, age 66                  Director since 1984(1)

Chairman and Chief Executive Officer of the Company (April 1992 to date); Chairman of the Board of Teleflex, Inc. (1982 to date); Chief Executive Officer of Teleflex, Inc. (1982 to 1995).
Director of Teleflex, Inc., Quaker Chemical Corporation, Pep Boys, and Westmoreland Coal Company.

JOHN D. CADIGAN, age 55                  Director since 1987(3)

President of Rio Petrol, Inc., oil and gas investments (1984 to date); Vice President, Campbell Investment Company, investments (1976 to date); President of Cadigan Corporation, investments (1980 to date). Director of Rio Petrol, Inc., Campbell Investment Company, and Joshua Green Corporation.

A. JAMES DEARLOVE, age 48                Director since February 1996

President and Chief Operating Officer of the Company (1994 to date); Senior Vice President of the Company (1992 to 1994); Vice President of the Company (1986 to 1992).
Director of Powell River Project, Westmoreland Resources, Inc., and National Council of Coal Lessors.

HANS-ALBERT OPPENBORN, age 53

Head of the Department Economic Analysis of PreussenElektra AG, electricity supply industry, (1985 to date); Managing Director of Interkohle Beteiligungsgesellschaft mbH (1987 to date); Managing Director of KLE Kernkraftwerke Lippe-Ems GmbH (1994 to date). Director of Viking Cable AS, Oslo and ZEP Zentrum fur Energetische Perspektive AG, Moscow.

JOHN A. H. SHOBER, age 62                Director since 1978(2)(3)

Vice Chairman of the Board of the Company (April 1992 to date);
President and Chief Executive Officer of the Company (1989 to March
1992).
Director of AirGas, Inc., Betz Laboratories, Inc., Eisenhower Exchange Fellowships, Ensign Bickford Industries, Inc., First Reserve
Corporation, MIBRAG mbH, Pennsylvania Hospital and YMCA of
Philadelphia.

JOHANNES TEYSSEN, age 36

Head of the Legal Division of PreussenElektra AG, electricity supply industry, (1989 to date); Managing Director of Interkohle Beteiligungsgesellschaft mbH (1995 to date); Managing Director of Gesellschaft fur Energiebeteiligungen in Frankfurt/Oder mbH, electricity supply industry (1995 to date).
Member of the Supervisory boards of Stadtwerke Brandenburg and of Stadtwerke Potsdam; Deputy Chairman of the Supervisory board of Uberlandzentrale Helmstedt AG.

FREDERICK C. WITSELL, JR., age 62        Director since 1972(2)

Vice Chairman, J.P. Morgan Florida FSB (Sept. 1993 to date); Managing Director, Morgan Guaranty Trust Company of New York (Feb. 1989 to
Jan. 1994).
Director and Vice Chairman of J.P. Morgan Florida FSB.

MINTURN T. WRIGHT, III, age 70           Director since 1973 (1)
Partner, Dechert Price & Rhoads, attorneys (1961 to 1995; retired June
30, 1995).
Director of The Philadelphia Contributionship.

---------------
(1) Member of the Executive Committee
(2) Member of the Compensation and Benefits Committee
(3) Member of the Audit Committee

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held eight meetings during 1995. The Board has three standing committees: the Executive Committee, the Compensation and Benefits Committee, and the Audit Committee. The Board does not have a Nominating Committee. Each director attended at least 75 percent of total 1995 Board and standing committee meetings on which he served, except Dr. Gaul who attended 22 percent or two of nine such meetings.

     Prior to May 1995 the Board had only two standing committees: the Audit Committee and the Executive and Compensation Committee, composed of Messrs. Black (Chairman), Gaul, Wright, and Witsell. The Executive and Compensation Committee met once in 1995. In May 1995, the Board split this committee into two committees: the Executive Committee and the Compensation and Benefits Committee.

     The Executive Committee, composed of Messrs. Black (Chairman), Gaul, and Wright, subject to certain exceptions and applicable law, has and may exercise all the authority of the Board in the management of the business and affairs of the Company when the Board is not in session. The Executive Committee did not meet in 1995.

     The Compensation and Benefits Committee, composed of Messrs. Witsell (Chairman), Shober, and Gaul, reviews and makes recommendations to the Board of Directors regarding compensation for officers of the Company and periodically reviews the Company's and subsidiaries' employee benefit programs and reports its recommendations to the Board of Directors. The Compensation and Benefits Committee did not meet in 1995.

     The Audit Committee of the Board of Directors, composed of Messrs. Cadigan (Chairman), Shober and Albrecht, met three times during 1995. The Audit Committee recommends to the Board of Directors for its nomination independent public accountants to audit the books, records and accounts of the Company, and reviews and approves the overall scope and adequacy of the independent and internal audit programs and the proposed form of the Company's consolidated financial statements. The Audit Committee also reviews the results, findings and recommendations of audits performed by the independent public accountants and the internal auditor, the system of internal accounting controls, the significant accounting policies of the Company as they apply to its consolidated financial statements, the audit fees to be paid to the independent public accountants and the nature of non-audit services performed by the independent public accountants.

COMPENSATION OF DIRECTORS

     Each director who is not a full-time employee of the Company receives an annual retainer of $15,000 of which $8,000 is paid in cash in four quarterly payments of $2,000 each. The remaining $7,000 is paid in December in the form of Company stock or cash, at the election of each director. During the first six months of 1995, Mr. Shober received a cash retainer of $2,000 per month for services as a consultant in lieu of the quarterly cash retainer for the first and second quarter retainers of 1995. The consulting agreement with Mr. Shober was terminated June 30, 1995 at his request. Each director who is not a full-time employee of the Company receives $650 for each Board of Directors' meeting he attends. Each director also receives $650 to attend meetings of the standing committees on which he serves and to attend meetings of the following non-Board committees: the Coal Investment Committee and the Oil and Gas Investment Committee. Committee chairmen receive an extra $100 for meetings they chair. Directors also receive stock options under the 1995 Directors' Stock Option Plan (the "1995 Plan") which was approved by the shareholders in May 1995. Under the terms of the 1995 Plan, each eligible director receives 5,000 options when he first becomes an eligible director. Each eligible director also receives options to acquire 100 shares on the first business day of each of the years 1996 through 1999.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the name and address of each shareholder of the Company who is known by the Company to beneficially own more than five percent of the Company's outstanding common stock, the number of shares beneficially owned by each, and the percentage of outstanding common stock so owned, as of December 31, 1995. All such information is based on information furnished to the Company by the respective shareholders or contained in Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC") prior to March 8, 1996.

                                                                              SHARES        PERCENT
                                                                           BENEFICIALLY       OF
                            NAME AND ADDRESS                                  OWNED          CLASS
-------------------------------------------------------------------------  ------------     -------
INTERKOHLE BETEILIGUNGSGESELLSCHAFT MBH..................................     868,258(1)      20.4%
  Tresckowstrasse 5
  30457 Hannover
  Germany
E. B. LEISENRING, JR.....................................................     333,450(2)       7.8%
  One Tower Bridge
  Suite 501
  West Conshohocken, Pennsylvania 19428
QUEST ADVISORY CORP......................................................     303,650(3)       7.1%
  1414 Avenue of the Americas
  New York, New York 10019
FIRST FIDELITY BANK, N.A.................................................     278,930(4)       6.5%
  (an indirect subsidiary of First Union Corporation of New Jersey)
  550 Broad Street
  Newark, New Jersey 07102

---------------
(1) Interkohle Beteiligungsgesellschaft mbH is a wholly-owned subsidiary of VEBA AG, a corporation organized under the laws of the Federal Republic of Germany. Currently, Hans Michael Gaul and Eckhard Albrecht are directors of the Company. Dr. Gaul is Deputy Chairman of the Management Board of PreussenElektra AG, the majority shareholder of Interkohle, and a member of the Management Board of VEBA AG. Mr. Albrecht is President of the Board of Management of Stinnes Intercarbon AG, which is part of Stinnes AG, a global trader owned by VEBA AG. Dr. Gaul and Mr. Albrecht are not standing for re-election; however, Interkohle has designated Dr. Johannes Teyssen and Mr. Hans-Albert Oppenborn as its nominees for directors of the Company pursuant to the terms of the agreement between Interkohle and the Company. Mr. Oppenborn and Dr. Teyssen are both directors of Interkohle. The Company believes Interkohle intends to vote such shares for the election of the nominees for directors designated by the Board of Directors of the Company.

(2) These shares are held as follows: 34,784 shares of which Mr. Leisenring is the record and beneficial owner and with respect to which he has sole voting and investment power; 177,166 shares owned by four trusts of which Mr. Leisenring is co-trustee with First Fidelity Bank, N.A. and with respect he shares voting and investment power; 21,500 shares owned by five trusts of which Mr. Leisenring is a co-trustee and with respect to which he shares voting and investment power; and 100,000 shares owned of record and beneficially by the Sinkler Corporation (a wholly-owned subsidiary of Wentz Corporation) of which Mr. Leisenring is a director and deemed to be a beneficial owner under applicable rules of the SEC. The number of shares reported as beneficially owned does not include 21,550 shares owned by Mr. Leisenring's wife and adult children.

(3) These 303,650 shares are beneficially owned by Quest Advisory Corp. ("Quest") and with respect to which Quest has sole voting and sole dispositive power. According to its filings with the SEC on Schedule 13G, Quest is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Mr. Charles M. Royce, President of Quest, may be deemed to be a controlling person of

    Quest and as such may be deemed to beneficially own the shares beneficially owned by Quest. According to Quest's Schedule 13G, Mr. Royce does not own any shares outside of Quest and disclaims beneficial ownership of the shares held by Quest.

(4) These shares are held in a number of separate accounts including a total of 177,166 shares owned by four trusts of which First Fidelity Bank, N.A. is co-trustee with Mr. Leisenring and with respect to which it shares voting and investment power. Such 177,166 shares are also included in the 333,450 shares shown opposite Mr. Leisenring's name in the foregoing table. Also included are 24,952 shares held by First Fidelity Bank, N.A. as trustee of the Company's employees' retirement/savings plan for the accounts of employee participants. Under such plan, the trustee will vote all shares held for a participant's account as requested by the participant and absent specific instructions from the participant the trustee may vote the shares in its discretion. Also included are 44,386 shares held by First Fidelity Bank, N.A. as custodian of the Company's employees' stock ownership plan for the accounts of employee participants. Under such plan, the custodian will vote all shares held for a participant's account as requested by the participant.

     The table appearing below sets forth the information as of March 8, 1996 with respect to shares of the Company's common stock beneficially owned by the current directors, nominees for director, the Company's Chief Executive Officer and named executive officers, and all directors and executive officers as a group, and the percentage of the Company's outstanding common stock so owned by each.

                        SECURITY OWNERSHIP OF MANAGEMENT
--------------------------------------------------------------------------------

                          DIRECTORS, NOMINEES FOR           AMOUNT AND NATURE OF
  TITLE OF                  DIRECTOR, AND NAMED             BENEFICIAL OWNERSHIP
    CLASS                   EXECUTIVE OFFICERS                      (1)              PERCENT OF CLASS
-----------------------------------------------------------------------------------------------------
Common Stock       Eckhard Albrecht.....................             5,269(2)               (14)
Common Stock       Lennox K. Black......................            71,226(3)               1.6%
Common Stock       John D. Cadigan......................            47,184(4)               1.1%
Common Stock       A. James Dearlove....................            51,350(5)               1.2%
Common Stock       Hans Michael Gaul....................             5,552(6)               (14)
Common Stock       Vincent Matthews, III................            32,941(7)               (14)
Common Stock       Hans-Albert Oppenborn................               -0-(8)               (14)
Common Stock       John A. H. Shober....................           118,000(9)               2.8%
Common Stock       Johannes Teyssen.....................               -0-(10)              (14)
Common Stock       Frederick C. Witsell, Jr.............             7,325(11)              (14)
Common Stock       Minturn T. Wright, III...............             6,910(12)              (14)
Common Stock       All Directors, Nominees for Director,
                   and Executive Officers as a group
                   (13 persons).........................           370,134(13)              8.3%

---------------
 (1) Unless otherwise indicated, all shares are owned directly by the named person and he or she has sole voting and investment power with respect to such shares. Does not include options which are not exercisable before May 22, 1996.

 (2) Includes options to purchase 5,000 shares. Does not include 868,258 shares beneficially owned by Interkohle. See footnote 1 to the table "Security Ownership of Certain Beneficial Owners and Management" on page 4.

 (3) Includes options to purchase 70,000 shares.

 (4) Includes options to purchase 5,000 shares; 10,800 shares of Company common stock owned by Campbell Investment Company (of which Mr. Cadigan is an officer and director) of which Mr. Cadigan may be deemed to be a beneficial owner under applicable rules of the SEC; 11,000 shares of Company common stock owned by Rio Petrol, Inc. (of which Mr. Cadigan is an officer and director) of which Mr. Cadigan may be deemed to be a beneficial owner. Also includes a total of 16,134 shares of

     Company common stock held in a number of separate accounts with respect to which Mr. Cadigan shares voting or investment power and may be deemed to be a beneficial owner.

 (5) Includes options to purchase 45,700 shares; 2,055 shares held in Mr. Dearlove's Retirement/Savings Plan account; and 3,295 shares held in Mr. Dearlove's ESOP account.

 (6) Includes options to purchase 5,000 shares. Does not include 868,258 shares beneficially owned by Interkohle. See footnote 1 to the table "Security Ownership of Certain Beneficial Owners and Management" on page 4.

 (7) Includes options to purchase 30,000 shares; 316 shares held in Mr. Matthews' Retirement/Savings Plan account; and 2,125 shares held in Mr. Matthews' ESOP account.

 (8) Does not include 868,258 shares beneficially owned by Interkohle. See footnote 1 to the table "Security Ownership of Certain Beneficial Owners and Management" on page 4.

 (9) Includes options to purchase 15,000 shares. Also includes 100,000 shares owned of record and beneficially by The Sinkler Corporation (a wholly-owned subsidiary of Wentz Corporation) of which Mr. Shober is a director and may be deemed to be a beneficial owner under applicable rules of the SEC.

(10) Does not include 868,258 shares beneficially owned by Interkohle. See footnote 1 to the table "Security Ownership of Certain Beneficial Owners and Management" on page 4.

(11) Includes options to purchase 5,000 shares.

(12) Includes options to purchase 5,000 shares.

(13) Includes options to purchase 204,200 shares; 3,087 shares in the Employees' Retirement/Savings Plan and 6,781 shares in the ESOP Plan held in accounts of the individual executive officers.

(14) Less than one percent.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it, the Company believes that during 1995 all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information for the Chief Executive Officer and the named executive officers of the Company at December 31, 1995 for the years 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------
                                                           ANNUAL                     LONG-TERM
                                                        COMPENSATION                COMPENSATION
                                                -------------------------------------------------
                                                                       OTHER                            ALL
                                                                       ANNUAL          AWARDS          OTHER
                 NAME AND                       SALARY      BONUS      COMPENSATION   NUMBER OF        COMPENSATION
           PRINCIPAL POSITION            YEAR     ($)        ($)        ($)            OPTIONS         ($)(6)
-------------------------------------------------------------------------------------------------------------
Lennox K. Black,........................ 1995    75,000        -0-     32,832(1)           30,000         -0-
  Chairman and Chief                     1994    75,000        -0-     32,082(1)           20,000         -0-
  Executive Officer                      1993    75,000        -0-     30,132(1)              -0-         -0-
A. James Dearlove,...................... 1995   200,000     40,000           (5)           20,000      26,320(2)
  President and Chief                    1994   166,250     40,000           (5)           10,000      25,067(2)
  Operating Officer                      1993   147,450      7,372           (5)              -0-      19,659(2)
Vincent Matthews, III................... 1995   190,372     20,000           (5)           10,000      26,559(3)
  Senior Vice President                  1994   181,000     40,000     38,041(4)           10,000      26,318(3)
                                         1993   171,600      8,580           (5)              -0-      23,060(3)

---------------

                                                                            1995        1994        1993
                                                                           -------     -------     -------
 (1) Director fees and $15,000 annual retainer.........................    $21,600     $20,850     $18,900
                                                                            11,232      11,232      11,232
     Car allowance.....................................................
                                                                           -------     -------     -------
                                                                           $32,832     $32,082     $30,132
 (2) Company contribution to Mr. Dearlove's Retirement/Savings             $ 1,800     $ 1,800     $ 1,800
     account...........................................................
                                                                            23,476      22,223      16,815
     Company contribution to Mr. Dearlove's ESOP account...............
                                                                             1,044       1,044       1,044
     Life insurance premiums...........................................
                                                                           -------     -------     -------
                                                                           $26,320     $25,067     $19,659
 (3) Company contribution to Mr. Matthews' Retirement/Savings              $ 1,800     $ 1,800     $ 1,800
     account...........................................................
                                                                            23,031      22,747      19,567
     Company contribution to Mr. Matthews' ESOP account................
                                                                             1,728       1,771       1,693
     Life insurance premiums...........................................
                                                                           -------     -------     -------
                                                                           $26,559     $26,318     $23,060

(4) Includes $11,232 car allowance, $14,300 moving allowance, and $12,509 moving expenses.

(5) Total Other Annual Compensation is less than the lesser of $50,000 or 10 percent of the named executive officer's total annual salary and bonus; no disclosure is required.

(6) Under the Company's policy concerning severance benefits, senior officers (including all executive officers) whose employment is terminated following a change in control (as defined in the policy) of the Company will receive severance pay according to a formula which takes into account the officer's salary, length of service with the Company, and age. The maximum amount payable to a senior officer under the policy is 250 percent of then-current annual salary. The amount under the severance policy that would be paid to Mr. Dearlove if terminated on the date of this proxy statement following a change of control would be $359,375. Mr. Matthews, who resigned effective March 8, 1996, will receive a total of $231,928 over the period March 9, 1996 through May 9, 1997.

     OPTION EXERCISES AND HOLDINGS. The following table sets forth certain information with respect to named executive officers of the Company concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                        INDIVIDUAL OPTION GRANTS IN 1995
--------------------------------------------------------------------------------

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                  PERCENT                                      ANNUAL RATES OF
                                 NUMBER OF        OF TOTAL                                       STOCK PRICE
                                 SECURITIES       OPTIONS                                     APPRECIATION FOR
                                 UNDERLYING      GRANTED TO                                      OPTION TERM
                                  OPTIONS       EMPLOYEES IN   EXERCISE    EXPIRATION      -----------------------
             NAME                 GRANTED         1995(1)       PRICE         DATE            5%           10%
------------------------------------------------------------------------------------------------------------------
Lennox K. Black................    30,000(2)         30%        $32.25    Feb. 7, 2005     $608,456     $1,541,946
A. James Dearlove..............    20,000            20%        $32.25    Feb. 7, 2005     $405,637     $1,027,964
Vincent Matthews, III..........    10,000            10%        $32.25    Feb. 7, 2005     $202,819     $  513,982

---------------
(1) Includes all of the stock options granted under the 1994 Stock Option Plan and all of the stock options granted under the 1995 Directors' Stock Option Plan to directors who were also employees of the Company.

(2) Includes 5,000 options granted under the 1995 Directors' Stock Option Plan and 25,000 options granted under the 1994 Stock Option Plan.

     The following table presents information regarding the number of unexercised options to purchase common shares and the number of unexercised stock appreciation rights at December 31, 1995:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                              VALUE OF UNEXERCISED
                                      NUMBER OF                 NUMBER OF SECURITIES        IN-THE-MONEY OPTIONS/SARS
                                       SHARES                  UNDERLYING UNEXERCISED
                                      ACQUIRED                OPTIONS/SARS AT YEAR-END          AT YEAR-END($)(1)
                                         ON        VALUE     ---------------------------   ---------------------------
                NAME                  EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------
Lennox K. Black.....................     -0-         -0-        40,000         30,000         20,000          -0-
A. James Dearlove...................     -0-         -0-        25,700         20,000         -0-             -0-
Vincent Matthews, III...............     -0-         -0-        20,000         10,000         -0-             -0-

---------------
(1) Values are calculated by subtracting the exercise price per share from the market value per share of the Company's common stock at fiscal year-end, multiplied by the number of shares of common stock underlying the in-the-money options, and assume a fair market value at fiscal year-end of $32.25 per share (the closing price of the Company's common stock on December 29, 1995).

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

     The Board's Compensation and Benefits Committee (the "Committee") makes recommendations to the Board of Directors concerning the compensation of the Chief Executive Officer and the highly compensated executive officers of the Company.

     COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS. The Committee's executive compensation policies are designed to provide competitive levels of compensation that relate compensation to the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Committee attempts to achieve these objectives through a combination of base salary, stock options, and cash bonus awards.

     BASE SALARY. Executive salaries are reviewed by the Committee every year and are established for individual executive officers based on subjective evaluations of each individual officer's performance and the Company's performance. The Committee believes that salaries are established in a manner that is both competitive and reasonable within the Company's industry.

     STOCK OPTIONS. Stock options are granted to executive officers and other employees of the Company by the Committee as a means of providing long-term incentive to the Company's employees. The Committee believes that stock options encourage increased performance by the Company's employees, including its officers, and align the interests of the Company's employees with the interests of the Company's stockholders. Decisions concerning the granting of stock options are made on the same basis as decisions concerning base salary as discussed in the previous paragraph.

     CASH BONUS AWARDS. The Committee considers on an annual basis whether to pay cash bonuses to some or all of the Company's employees, including the Company's executive officers. The Committee's objective is to ensure the Company will remain competitive in its compensation practices and be able to retain qualified executive officers.

     CHIEF EXECUTIVE OFFICER COMPENSATION. The compensation of the Company's Chief Executive Officer is determined in the same manner as the compensation for other executive officers as described above.

     Mr. Black's base salary was $75,000 in 1995. Mr. Black was granted 25,000 options in February 1995 at an exercise price of $32.25 under the 1994 Stock Option Plan. Mr. Black also received 5,000 options at an exercise price of $32.25 in 1995 under the 1995 Directors' Stock Option Plan.

                    The Compensation and Benefits Committee:

                      Frederick C. Witsell, Jr. (Chairman)

Hans Michael Gaul             John A. H. Shober

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive and Compensation Committee of the Board of Directors was composed of Messrs. Black (Chairman), Gaul, Witsell and Wright until May 2, 1995 at which date the Board separated the Executive and Compensation Committee into two committees: 1) The Executive Committee and 2) The Compensation and Benefits Committee. The Compensation and Benefits Committee is now composed entirely of outside directors. Mr. Black served as Chairman of the Board and Chief Executive Officer of the Company for the year ending December 31, 1995.

     Frederick C. Witsell, Jr., is currently Vice Chairman of J.P. Morgan Florida FSB, a subsidiary of J.P. Morgan & Co. Incorporated. Morgan Guaranty Trust Company, another subsidiary of J.P. Morgan, performs investment banking services for the Company for which fees are received.

     Minturn T. Wright, III, a director and nominee for re-election as a director, is a retired partner in the law firm of Dechert Price & Rhoads. Dechert Price & Rhoads received fees for legal services and, until Mr. Wright's retirement in June 1995, for Mr. Wright's services as a director of the Company.

PERFORMANCE GRAPH

     The following graph shows changes over the past five years in the value of $100 invested in (1) Standard and Poor's Industrials Index; (2) Standard and Poor's Energy Index; and (3) Penn Virginia Corporation Common Stock. The year-end values of each investment are based on share price appreciation plus dividends paid in cash, with the dividends invested on the date they were paid.

                         CUMULATIVE SHAREHOLDER RETURN

                     DECEMBER 31, 1990 TO DECEMBER 31, 1995

                                                  S&P ENERGY        S&P
      MEASUREMENT PERIOD            PENN          COMPOSITE      INDUSTRIALS
    (FISCAL YEAR COVERED)       VIRGINIA CORP       INDEX          INDEX
1990                                 100             100             100
1991                                81.6          107.53          130.76
1992                                83.4          109.72          138.21
1993                                97.8          126.98          150.69
1994                               86.00          131.85          156.45
1995                                93.1          172.41          210.41

EMPLOYEES' RETIREMENT/SAVINGS PLAN

     Employees of the Company and its subsidiaries and affiliates who have joined in the Penn Virginia Corporation and Affiliated Companies Employees' Retirement/Savings Plan (the "Retirement/Savings Plan"), who are not covered by collective bargaining agreement and who have completed twelve months of service within which they have been credited with at least 1,000 hours of service, may participate in the Retirement/Savings Plan.

     Under the Retirement/Savings Plan, an employee may elect to contribute to the Retirement/Savings Plan up to 10 percent of his or her eligible monthly compensation. These contributions may be either salary deferral contributions, whereby an employee elects to defer a portion of his or her salary and have the deferred amount contributed to the Retirement/Savings Plan, or savings contributions. Both forms of contributions reduce the amount of compensation that would otherwise be paid to an employee, but salary deferral contributions are intended to qualify for the federal income tax treatment provided by section 401(k) of the Internal Revenue Code. The committee administering the Retirement/Savings Plan has the right to raise the percentage of compensation an employee may defer and contribute to the Retirement/Savings Plan up to 15 percent. The Company makes matching contributions to the Retirement/Savings Plan on behalf of each participant, up to a maximum of 6 percent of the participant's compensation. Beginning July 1, 1988, the annual matching contribution was limited to $1,800 per employee for any calendar year. Matching contributions are made to the trustee of the Retirement/Savings Plan (First Fidelity Bank, N.A.) which uses the contributions to purchase common stock of the Company for participating employees' accounts. Employee contributions are made to the trustee which makes investments according to individual employee elections.

     Once each plan year, a participant who has attained age 60 may direct the trustee to sell a portion of the shares in his account and transfer the proceeds to fixed investment funds at The Vanguard Group which provide the participant with a variable rate of return on the amount so invested.

EMPLOYEES' RETIREMENT PLAN

     The Company sponsors a defined benefit pension plan for employees of the Company and its subsidiaries to which employees make no contributions. In general, the pension plan provides for payment of annual retirement benefits to eligible employees who retire at a normal retirement age of 65. A career average benefit formula determines the pension payment, which is based on the years of service and the annual earnings of the employee. The pension plan is designed to provide a retirement income which, when combined with benefits from the Company's defined contribution plans and Social Security, will maintain the long-term employee's standard of living at the time of retirement. The pension plan also provides for deferred retirement benefits for disabled employees, reduced benefits for early retirement, and additional accrual for years of service beyond age 65.

     The following table shows the estimated annual pension benefits payable to employees of the Company, including officers, upon retirement at age 65, in various remuneration and years-of-service classifications, assuming the election of a pension benefit payable as a life annuity with five years certain. The table is representative of an employee who is currently age 65. Benefit amounts set forth in the table are not presently subject to any deduction for Social Security benefits or other offset amounts.

                                ESTIMATED ANNUAL RETIREMENT BENEFIT FOR YEARS OF SERVICE INDICATED
   ANNUAL        -------------------------------------------------------------------------------------------------
REMUNERATION          15               20               25               30               35               40
------------     ------------     ------------     ------------     ------------     ------------     ------------
  $125,000         $   24,375       $   32,500       $   40,625       $   48,750       $   56,875       $   65,000
  $150,000         $   29,250       $   39,000       $   48,750       $   58,500       $   68,250       $   78,000
  $175,000         $   29,250*      $   39,000*      $   48,750*      $   58,500*      $   68,250*      $   78,000*
  $200,000         $   29,250*      $   39,000*      $   48,750*      $   58,500*      $   68,250*      $   78,000*

---------------
* Beginning in 1989, the Internal Revenue Code restricted the amount of annual compensation which may be considered in the computation of benefits payable from a qualified pension plan. The 1995 compensation limit is $150,000 for the table projections; this limit is assumed to remain unchanged in future years.

     Years of service credited under the pension plan for the following individuals are: Mr. Dearlove -- 18 years and Mr. Matthews -- 7 years.

1985 PLAN OF DEFERRED COMPENSATION

     The Company maintains the Plan of Deferred Compensation as Amended and Restated January 1, 1994 (the "1985 Plan") to provide officers with pension benefits in excess of those payable under the Employee's Retirement Plan, for benefits lost due to Internal Revenue Code (the "Code") limitations. Prior to 1994, only officers with compensation in excess of $200,000, as adjusted by the Code, were eligible to participate. Effective January 1, 1994, only certain officers with compensation in excess of $150,000, as adjusted by the Code, were eligible to participate. Two previous officers are currently receiving benefits from the 1985 Plan and only one current officer is accruing benefits under the 1985 Plan. An officer who terminates employment with the Company, other than by reason of retirement or death, will not be eligible to receive a benefit. Assuming reasonable increases in compensation until retirement at age 65, the estimated annual benefit payable under the 1985 Plan for Mr. Dearlove is $26,580. Because of Mr. Matthews' resignation which was effective March 8, 1996, he is no longer eligible for benefits under the 1985 Plan.

STOCK OPTION PLANS

     (a) 1980 INCENTIVE STOCK PLAN -- Under the terms of the Company's 1980 Incentive Stock Plan (the "1980 Plan"), which has expired, the Company could offer an aggregate of 200,000 shares (subject to adjustments for stock dividends, stock splits and the like) of the Company's common stock to officers and key employees in a management role of the Company and its 50 percent-or-more-owned subsidiaries upon the exercise of stock options or stock appreciation rights granted to them pursuant to the 1980 Plan. A stock appreciation right gives the holder, as an alternative to the exercise of the related stock option, the right to receive, without payment to the Company, any appreciation in the value of the shares subject to the related option that has taken place between the dates of grant and exercise. Subject to certain restrictions, the holder may receive this gain in cash or stock or in a combination of both. A stock option or stock appreciation right granted under the 1980 Plan may be exercised at any time after twelve months and prior to ten years following the date it is granted. Upon exercise of a stock option any related stock appreciation right automatically expires. Upon exercise of a stock appreciation right the stock option to which it is attached automatically expires. The 1980 Plan has expired and no more options may be granted. Previously granted and unexercised options are still exercisable.

     (b) THE 1994 STOCK OPTION PLAN -- On May 2, 1995, the shareholders of the Company adopted the 1994 Stock Option Plan ("the 1994 Plan"). The 1994 Plan provides for two incentive elements, non-qualified stock options and incentive stock options. The 1994 Plan allows the Company to offer an aggregate of 500,000 shares (subject to adjustment for stock dividends, stock splits and the like) of the common stock of the Company to eligible directors, officers and key employees of the Company upon the exercise of stock options granted to them pursuant to this Plan. A stock option gives the holder the right to purchase from the Company a specified number of shares of the Company's common stock for a specified price during a specified period.

     The 1994 Plan is administered by a committee (the "Committee") composed of three directors of the Company who were appointed by the Board of Directors and who are not eligible to participate in the 1994 Plan. The Committee is authorized, subject to the provisions of the 1994 Plan, to determine which eligible directors and employees shall be granted options and the terms and amounts. The 1994 Plan may be amended by the Committee, but any amendment that increases the aggregate number of shares of common stock that may be issued under the 1994 Plan, that changes the class of eligible employees, or that otherwise requires the approval of shareholders under Rule 16b-3 of the Securities Exchange Act of 1934 will require the prior approval of the shareholders of the Company.

     Options may be granted under the 1994 Plan at any time. The price per share of all shares of common stock of the Company for which options are granted under the 1994 Plan, which is payable to the Company in cash upon exercise of the option, may not be less than the market value (as reported on NASDAQ) of such shares on the date the option is granted. Options are exercisable at any time after twelve months and prior to ten years following the date of grant. Options are not transferable except by will or the laws of descent and distribution.

EMPLOYEES' STOCK OWNERSHIP PLAN (ESOP)

     Effective June 1, 1985, the Company established an Employees' Stock Ownership Plan ("ESOP") and Trust for the benefit of employees. All employees of the Company and its subsidiaries and affiliates, who are not covered by a collective bargaining agreement and who have completed 12 months of service within which they have been credited with at least 1,000 hours of service, automatically become participants in the ESOP. The Trust borrowed $6,000,000 and the proceeds of the loan were used to purchase a total of 122,583 shares of Company common stock. The stock was held in an unallocated stock account and then allocated to participants' accounts as the loan was paid off. Distributions will be made as elected to participating employees and their beneficiaries upon retirement or other termination of service. Participants are neither required nor permitted to make contributions to the ESOP.

     Under the loan agreement, the Company guaranteed the loan and was obligated to make annual contributions sufficient to enable the Trust to repay the loan, including interest. Principal on the loan is due in forty quarterly installments of $150,000; the first payment was made in September 1985 and the last payment was made in June 1995. When a payment is made on the loan, stock is released for allocation to participants' accounts in the proportion that each participant's compensation bears to the total compensation of all participants.

     In February 1996, the Board approved a second stage to this ESOP. The ESOP will borrow $2 million from the Company bearing interest at the prevailing market rate and use the entire proceeds of the loan to purchase treasury stock. Under the loan, the Company will make annual contributions sufficient to enable the ESOP to repay the loan including interest over a 10-year period.

                        FINANCIAL AND OTHER INFORMATION

     KPMG Peat Marwick LLP, a certified public accounting firm, served as the Company's independent auditors for the year 1995; management expects that KPMG will continue to serve as such for the Company in 1996. Since the Board of Directors has the authority to select the Company's independent auditors, it is not proposed that any formal action be taken at the Annual Meeting. The Company anticipates that a representative from KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she wants to do so, and to respond to appropriate questions concerning the Company's financial statements.

     Upon the written request of any person who on the record date was a record owner of Company common stock, or who represents in good faith that he was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for 1995, as filed with the SEC. Requests for this report should be directed to Beverly Cole McGuire, Corporate Secretary, Penn Virginia Corporation, One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

                             SHAREHOLDER PROPOSALS

     Any proposal submitted by shareholders for inclusion in the Company's proxy statement and proxy for the 1997 Annual Meeting of Shareholders of the Company must be received by the Company at its corporate offices in Radnor, Pennsylvania on or before November 21, 1996, and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

                                 OTHER BUSINESS

     The Board of Directors knows of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

                                          By order of the Board of Directors.

                                          BEVERLY COLE MCGUIRE
                                          Corporate Secretary

March 22, 1996

PROXY

     PENN VIRGINIA CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for Annual Meeting on May 7, 1996.

     The undersigned hereby appoints A. James Dearlove, Steven W. Tholen, and Beverly Cole McGuire and each of them, proxy or proxies of the undersigned, with the power of substitution, to vote all shares of stock of the Company held by the undersigned which are entitled to be voted at the Annual Meeting of Shareholders to be held in the Company's Corporate Office, One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania on Tuesday May 7, 1996, at 10:00 A.M. and any adjournments thereof, on all matters coming before said meeting as shown on the reverse side of this card. The undersigned acknowledges receipt of the 1995 Annual Report and the Notice of Meeting and Proxy Statement dated March 22, 1996.



                                  (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ITEMS LISTED BELOW.


Lennox K. Black, John D. Cadigan, A. James Dearlove, Hans-Albert Oppenborn, John A. H. Shober, Johannes Teyssen, Frederick C. Witsell, Jr., Minturn T. Wright, III.

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the above list.)

Item No. 1-Election of Directors

/ / For all nominees listed
/ / Withheld authority to vote for all nominees listed

Item No. 2-In their discretion, on any other business which may properly come before the meeting.

/ / For      / / Against      / / Abstain



Please mark, date and sign as your name appears to the left and return in the enclosed envelope. When signing as attorney, administrator, executor, guardian or trustee, please give full title as such.


Dated                                        ,1996
--------------------------------------------------

Signature
--------------------------------------------------

Signature
--------------------------------------------------
I plan to attend the meeting. / / Yes  / / No